Exhibit 99.1

Sunrun Reports First Quarter 2020 Financial Results
298,000 Customers, an increase of 23% year-over-year
Net Earning Assets of $1.6 billion, an increase of 12% year-over-year
Transitioned to a Digital Sales and Streamlined Operating Model to Provide Essential Service and Reduce Soft Costs

SAN FRANCISCO, May 6, 2020 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the first quarter ended March 31, 2020.

“Sunrun has dramatically increased our corporate metabolism over the past few weeks. We’ve made the process of going solar nearly contact-free for our customers, launched digital selling, made investments in our technology platform, and accelerated process improvements. We will emerge a stronger business,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “Our orders reached a single-day all-time high at the end of April as consumers are choosing to power through. Sunrun’s services give people peace of mind financially and enable them to safeguard their families against the increasingly unreliable electricity grid when they need power most, all while making the planet a better place to live.”

Key Operating Metrics

In the first quarter of 2020, Megawatts Deployed (MW) increased to 97 MW from 86 MW in the first quarter of 2019, a 13% year-over-year improvement.

Creation Cost per watt was $3.09 in the first quarter of 2020, compared to $3.46 in the first quarter of 2019, an 11% year-over-year improvement.

NPV created in the first quarter of 2020 was $81 million. Unlevered NPV in the first quarter of 2020 was $0.98 per watt, representing approximately $7,100 per customer.

Gross Earning Assets as of March 31, 2020 were $3.9 billion, up $695 million, or 22%, from the prior year. Net Earning Assets as of March 31, 2020 were $1.6 billion, up $170 million, reflecting a 12% increase from the prior year.

Cash, including restricted cash, increased $56.3 million from the prior year. Cash Generation was $5 million in the first quarter of 2020. The company defines Cash Generation as the increase in total cash, including restricted cash, less any increases in recourse debt, and adjusted for certain items. In the first quarter of 2020, Cash Generation was adjusted for $0.4 million investment in the company’s Investment Tax Credit safe harbor program.

First Quarter 2020 GAAP Results

Total revenue grew to $210.7 million in the first quarter of 2020, up $16.2 million, or 8%, from the first quarter of 2019. Customer agreements and incentives revenue was $99.1 million, a decline of $0.7 million, or 1%, compared to the first quarter of 2019, owing to a shift in tax equity fund mix which has different revenue accounting treatment for incentives. Customer agreements revenue was $94.3 million, an increase of $15.7 million, or 20%, from the first quarter of 2019. Solar energy systems and product sales revenue was $111.6 million, an increase of $17.0 million, or 18%, compared to the first quarter of 2019. Customer agreements revenue, solar energy systems revenue and product sales revenue was $205.9 million in total, an increase of $32.7 million, or 19%, compared to the first quarter of 2019.

Total cost of revenue was $169.9 million, an increase of 15% year-over-year. Total operating expenses were $273.7 million, an increase of 15% year-over-year.

Net loss attributable to common stockholders was $28.0 million, or $0.23 per share, in the first quarter of 2020.

Exhibit 99.1

Financing Activities

As of May 6, 2020, considering only closed tax equity and debt capital commitments, the company’s pre-arranged financings provide capital to fund approximately 220 MW of leased projects beyond what was deployed through the end of first quarter of 2020, at above 90% of contracted Project Value. The company also has additional project finance capital to fund installations at lower advance rates.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2020 results and business outlook at 2:00 p.m. Pacific Time today, May 6, 2020. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #4879901. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #4879901.

About Sunrun
Sunrun Inc. (Nasdaq:RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, business plan, investments, market adoption rates, our future financial and operating performance, the impact of the COVID-19 on the Company and its business and operations, transitioning to a digital sales model, reductions to our workforce and labor-related costs, our operational and financial results such as growth, value creation, Cash Generation, Megawatts Deployed, investment tax credit safe harbor strategy, estimates of Gross and Net Earning Assets, Project Value, estimated Creation Costs, gross orders, demand, customer acquisition costs, NPV and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity, and factors outside of our control such as public health emergencies and natural disasters. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; the impact of COVID-19 on the Company and its business and operations; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	March 31, 2020	December 31, 2019

Assets
Current assets:
Cash	$286,418	$269,577
Restricted cash	79,682	93,504
Accounts receivable, net	65,509	77,728
State tax credits receivable	7,780	6,466
Inventories	257,614	260,571
Prepaid expenses and other current assets	10,813	25,984
Total current assets	707,816	733,830
Restricted cash	148	148
Solar energy systems, net	4,644,044	4,492,615
Property and equipment, net	52,995	56,708
Intangible assets, net	18,060	19,543
Goodwill	95,094	95,094
Other assets	420,350	408,403
Total assets	$5,938,507	$5,806,341
Liabilities and total equity
Current liabilities:
Accounts payable	$159,791	$223,356
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	17,766	16,062
Accrued expenses and other liabilities	118,869	148,497
Deferred revenue, current portion	78,419	77,643
Deferred grants, current portion	8,089	8,093
Finance lease obligations, current portion	9,167	10,064
Non-recourse debt, current portion	71,508	35,348
Pass-through financing obligation, current portion	11,148	11,031
Total current liabilities	474,757	530,094
Deferred revenue, net of current portion	660,309	651,856
Deferred grants, net of current portion	217,692	218,568
Finance lease obligations, net of current portion	11,005	12,895
Recourse debt	237,960	239,485
Non-recourse debt, net of current portion	2,128,840	1,980,107
Pass-through financing obligation, net of current portion	327,090	327,974
Other liabilities	229,052	141,401
Deferred tax liabilities	37,445	65,964
Total liabilities	4,324,150	4,168,344
Redeemable noncontrolling interests	415,693	306,565
Total stockholders’ equity	872,473	964,731
Noncontrolling interests	326,191	366,701
Total equity	1,198,664	1,331,432
Total liabilities, redeemable noncontrolling interests and total equity	$5,938,507	$5,806,341

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2020	2019
Revenue:
Customer agreements and incentives	$99,124	$99,850
Solar energy systems and product sales	111,607	94,654
Total revenue	210,731	194,504
Operating expenses:
Cost of customer agreements and incentives	78,277	69,493
Cost of solar energy systems and product sales	91,598	77,799
Sales and marketing	70,270	55,953
Research and development	4,046	5,474
General and administrative	28,074	29,063
Amortization of intangible assets	1,483	893
Total operating expenses	273,748	238,675
Loss from operations	(63,017)	(44,171)
Interest expense, net	49,924	41,340
Other (income) expenses, net	(50)	4,756
Loss before income taxes	(112,891)	(90,267)
Income tax benefit	(3,342)	(3,361)
Net loss	(109,549)	(86,906)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(81,590)	(73,044)
Net loss attributable to common stockholders	$(27,959)	$(13,862)
Net loss per share attributable to common stockholders
Basic	$(0.23)	$(0.12)
Diluted	$(0.23)	$(0.12)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	119,220	113,912
Diluted	119,220	113,912

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three months ended March 31,
	2020	2019
Operating activities:
Net loss	$(109,549)	$(86,906)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization, net of amortization of deferred grants	51,021	43,661
Deferred income taxes	(3,342)	(3,361)
Stock-based compensation expense	7,309	5,783
Bonus liability converted to RSUs	11,636	—
Interest on pass-through financing obligations	5,877	6,472
Reduction in pass-through financing obligations	(9,689)	(9,986)
Other noncash items	11,442	1,489
Changes in operating assets and liabilities:
Accounts receivable	11,044	(147)
Inventories	2,957	3,283
Prepaid and other assets	1,115	(35,868)
Accounts payable	(55,604)	(22,577)
Accrued expenses and other liabilities	(51,667)	7,724
Deferred revenue	10,565	101,848
Net cash (used in) provided by operating activities	(116,885)	11,415
Investing activities:
Payments for the costs of solar energy systems	(207,360)	(198,880)
Purchases of property and equipment	(3,105)	(2,517)
Net cash used in investing activities	(210,465)	(201,397)
Financing activities:
Proceeds from state tax credits, net of recapture	—	2,604
Proceeds from issuance of recourse debt	43,475	40,000
Repayment of recourse debt	(45,000)	(47,965)
Proceeds from issuance of non-recourse debt	191,751	181,652
Repayment of non-recourse debt	(12,997)	(99,248)
Payment of debt fees	—	(2,654)
Proceeds from pass-through financing and other obligations	1,762	1,785
Early repayment of pass-through financing obligation	—	(7,597)
Payment of finance lease obligations	(2,953)	(3,001)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	170,904	152,149
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(18,992)	(18,447)
Acquisition of noncontrolling interests	—	(4,600)
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	2,419	839
Net cash provided by financing activities	330,369	195,517
Net change in cash and restricted cash	3,019	5,535
Cash and restricted cash, beginning of period	363,229	304,399
Cash and restricted cash, end of period	$366,248	$309,934

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Three Months Ended March 31,
	2020	2019
MW Deployed (during the period)	97	86
Cumulative MW Deployed (end of period)	2,085	1,661
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,671	$2,153
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,191	$1,014
Gross Earning Assets (end of period)(in millions) (1)	$3,862	$3,167
Net Earning Assets (end of period)(in millions) (1)(2)	$1,602	$1,432

	Three Months Ended March 31,
	2020	2019
Project Value, Contracted Portion (per watt)	$3.69	$4.01
Project Value, Renewal Portion (per watt)	$0.38	$0.51
Total Project Value (per watt)	$4.07	$4.52
Creation Cost (per watt) (3)	$3.09	$3.46
Unlevered NPV (per watt) (1)	$0.98	$1.06
NPV (in millions)	$81	$77

(1)Numbers may not sum due to rounding.

(2)Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $9.3 million in the first quarter of 2019. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $9.3 million. There was no amount reflected within short-term pass through financing in the first quarter of 2020.

(3)Creation Costs in the first quarter of 2020 exclude approximately $1.4 million in restructuring costs.

Exhibit 99.1

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.

Customers refers to all parties (i) who have executed Customer Agreements or cash sales agreements with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations. Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.

Megawatts Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached NTP, measured on the percentage of the project that has been completed based on expected project cost.

Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.

NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.

Exhibit 99.1

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.

Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com
(415) 373-5206

Media Contact:

Shane Levy
Media Manager
press@sunrun.com
(201) 679-9507